Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES FIRST QUARTER 2009 RESULTS

RADNOR, PA (BusinessWire) May 6, 2009 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months ended March 31, 2009 and provided an update of full-year 2009 guidance.

First Quarter 2009 Highlights

First quarter 2009 highlights and results, with comparisons to first quarter 2008 results, included the following:

•	Distributable cash flow (DCF), a non-GAAP (generally accepted accounting principles) measure, of $31.6 million, as compared to $26.4 million;

•

Adjusted net income, a non-GAAP measure which excludes the effects of the non-cash change in derivatives fair value, of $19.9 million, or $0.26 per limited partner unit, as compared to $18.4 million, or $0.30 per limited partner unit;

•	Net income of $9.5 million, or $0.06 per limited partner unit, as compared to $34.5 million, or $0.64 per limited partner unit;

•	Coal production by lessees of 8.7 million tons, as compared to 7.6 million tons;

•	Average coal royalties per ton of $3.50 ($3.36 net of coal royalties expense), as compared to $3.14 ($2.81 net of coal royalties expense);

•	Quarterly record natural gas midstream system throughput volumes of 32.3 Bcf, or 359 million cubic feet (MMcf) per day, as compared to 17.3 Bcf, or 190 MMcf per day;

•	Midstream gross margin of $16.8 million, or $0.52 per thousand cubic feet (Mcf), as compared to $25.4 million, or $1.47 per Mcf; and

•	Midstream gross margin, adjusted for the cash impact of derivatives, of $20.6 million, or $0.64 per Mcf, as compared to $16.9 million, or $0.98 per Mcf.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

DCF for the first quarter of 2009 of $31.6 million was 20 percent higher than DCF in the first quarter of 2008 due to:

•

an $8.4 million increase in operating income (before depreciation, depletion and amortization (DD&A) expense) from the coal and natural resource management segment (PVR Coal & Natural Resource Management) primarily due to increases in average coal royalties per ton and lessee production; and

•	a net $12.4 million increase in cash received to settle commodity and interest rate derivatives.

These increases to DCF were partially offset by:

•

a $12.7 million decrease in operating income (before DD&A expense) from the natural gas midstream segment (PVR Midstream), primarily due to a decrease in midstream gross margin and increased operating expenses;

•	a $1.2 million decrease in cash distributions from joint ventures;

•	a $0.7 million increase in interest expense; and

•	a $0.2 million increase in maintenance capital expenditures.

The $1.6 million increase in adjusted net income as compared to the prior year quarter was primarily due to the $12.4 million increase in cash received to settle derivatives and a $7.4 million increase in operating income from PVR Coal & Natural Resource Management, partially offset by a $16.7 million decrease in operating income from PVR Midstream and the $0.7 million increase in interest expense.

The $25.1 million, or 73 percent, decrease in net income as compared to the prior year quarter was due to a $14.9 million increase in derivatives expense resulting from changes in the valuation of unrealized derivative positions, a $9.3 million decrease in operating income, the $0.7 million increase in interest expense and a $0.1 million decrease in other income.

Cash Distribution

As previously announced, on May 15, 2009, we will pay to unitholders of record as of May 4, 2009 a quarterly cash distribution of $0.47 per unit, or an annualized rate of $1.88 per unit, covering the period of January 1 through March 31, 2009. On an annualized basis, this represents a four percent increase over the annualized distribution of $1.80 per unit with respect to the same quarter of 2008 and is unchanged from the distribution paid with respect to the third and fourth quarters of 2008.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased to report our results for the first quarter of 2009, which were led by another solid quarter from our coal and natural resource management segment. PVR Midstream, which successfully expanded its operational base during 2008, continued to be adversely impacted in the first quarter by a dramatic slowdown in the economy which reduced its margins.

“PVR Coal & Natural Resource Management reported operating income during the first quarter of 2009 which was 42 percent higher than the prior year quarter, due to increases in average coal royalties per ton and lessee production. We continue to benefit from higher coal prices, especially in Central Appalachia, the Illinois Basin and Northern Appalachia where average coal royalties per ton increased by 21 percent, 37 percent and 10 percent, respectively, over the first quarter of 2008. Relative to the fourth quarter of 2008, average coal royalties per ton have fallen 10 percent, from $3.89 to $3.50, due to lower coal prices as a result of reduced power demand stemming from weakening economic activity and competition from lower natural gas prices. Given the potential for continued declines in coal prices, we have reduced the midpoint of our guidance for full-year 2009 average coal royalties per ton by approximately five percent from previous guidance.

“During the first quarter of 2009, PVR Midstream’s daily system throughput volumes increased 87 percent over the first quarter of 2008 and eight percent over the fourth quarter of 2008, primarily as a result of contributions from 2008 expansions and acquisitions. The gross margin per Mcf of system throughput volume, adjusted for the cash impact of hedges, decreased 35 percent to $0.64 per Mcf in the first quarter from $0.98 per Mcf in the first quarter of 2008. PVR Midstream was adversely impacted by severely reduced demand for natural gas liquids (NGLs) due to the effects of the weakening overall economy leading to an oversupply of NGLs that depressed liquids prices. Compared to the fourth quarter of 2008, PVR Midstream’s gross margin, adjusted for the cash impact of hedges, increased eight percent from $0.59 per Mcf, due to the relatively stronger hedge positions we have in place for 2009.

“As a partnership, we need to have access to capital to continue the growth of our business segments. We are pleased to have increased the availability under our revolving credit facility during the first quarter. As of the end of the first quarter, we had over $200 million of unused borrowing capacity under our $800 million revolving credit facility which we believe provides adequate cushion to support our working capital needs and modest growth opportunities. Despite these recent challenges, we remain confident in the long-term fundamental characteristics of our business segments.”

Coal and Natural Resource Management Segment Review

During the first quarter of 2009, operating income for PVR Coal & Natural Resource Management increased by 42 percent to $25.0 million from $17.6 million in the prior year quarter. Revenues increased by 26 percent from the prior year quarter to $38.3 million primarily due to a 28 percent increase in coal royalties revenue, along with a $1.3 million, or 20 percent, increase in coal services and other revenues to $7.6 million.

Coal royalties revenue increased primarily due to an 11 percent increase in average coal royalties per ton to $3.50 from $3.14 in the prior year quarter, as well as a 1.1 million ton, or 15 percent, increase in coal production by our lessees to 8.7 million tons from 7.6 million tons in the prior year quarter. Net of coal royalties expense, average coal royalties per ton increased $0.55, or 20 percent, to $3.36 in the first quarter of 2009 as compared to $2.81 in the prior year quarter. Lessee production increases occurred in the San Juan Basin, Northern Appalachia and the Illinois Basin, with a decrease in Central Appalachia as compared to the prior year quarter. Increases in average coal royalties per ton occurred in all basins as compared to the prior year quarter. Operating expenses increased by four percent to $13.3 million primarily due to higher DD&A and other operating expenses, partially offset by a decrease in coal royalties expense.

Natural Gas Midstream Segment Review

During the first quarter, operating income for PVR Midstream decreased by 122 percent to a $3.0 million loss from income of $13.7 million in the prior year quarter. Midstream gross margin decreased by 34 percent to $16.8 million, or $0.52 per Mcfe, from $25.4 million, or $1.47 per Mcf, in the prior year quarter primarily due to a significant decrease in the price of NGLs as a result of reduced industrial demand and a much weaker economy, partially offset by a significant increase in system throughput volumes. Adjusted for the cash impact of derivatives, midstream gross margin was $20.6 million, or $0.64 per Mcf, up 21 percent from $16.9 million, or $0.98 per Mcf, in the prior year quarter. In addition, operating and DD&A expenses increased by $7.8 million, or 59 percent, primarily due to acquisitions and increased system throughput volumes.

System throughput volumes at our gas processing plants and gathering systems increased 87 percent to a record 32.3 Bcf, or approximately 359 MMcf per day, in the first quarter of 2009 from 17.3 Bcf, or approximately 190 MMcf per day, in the prior year quarter. The volumes increased primarily as a result of contributions from expansions and acquisitions, as well as successful results by producers connected to our gathering systems.

Capital Resources and Impact of Derivatives

As of March 31, 2009, we had outstanding borrowings of $595.1 million under our $800 million revolving credit facility and $12.7 million of cash and equivalents, with remaining revolver borrowing capacity of $203.3 million. The $27.0 million increase in outstanding borrowings as compared to the $568.1 million outstanding as of December 31, 2008 was primarily due to capital expenditures during the first quarter. Interest expense increased from $4.9 million in the first quarter of 2008 to $5.6 million in the first quarter of 2009 due to the higher level of outstanding borrowings during the quarter as compared to the prior year quarter.

For the first quarter of 2009, derivatives expense was $7.2 million, as compared to derivatives income of $7.8 million in the prior year quarter. Cash settlements of derivatives included in these amounts resulted in net cash receipts of $2.8 million during the first quarter of 2009 related to commodity and interest rate derivatives, as compared to $9.5 million of net cash payments in the prior year quarter. See the Natural Gas Midstream Segment Review in this release for a discussion of the impact of derivatives on PVR Midstream’s gross margin. See the Guidance Table included in this release for details of derivative positions as of March 31, 2009.

Guidance for 2009

See the Guidance Table included in this release for guidance estimates for full-year 2009. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes.

Conference Call

A joint conference call and webcast, during which management will discuss first quarter 2009 financial and operational results for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), is scheduled for Thursday, May 7, 2009 at 1:00 p.m. ET. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to our website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available until May 21, 2009 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #320298. An on-demand replay of the conference call will be available at our website beginning shortly after the call.

******

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by Penn Virginia Corporation (NYSE: PVA). PVR manages coal and natural resource properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about us, visit our website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs, crude oil and coal; the relationship between natural gas, NGL and coal prices; the projected demand for and supply of natural gas, NGLs and coal; competition among producers in the coal industry generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our coal differs from estimated recoverable coal reserves; our ability to generate sufficient cash from our businesses to maintain and pay the quarterly distribution to our general partner and our unitholders; the experience and financial condition of our coal lessees and natural gas midstream customers, including our lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; operating risks, including unanticipated geological problems, incidental to our coal and natural resource management or natural gas midstream business; our ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; our ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects and new processing plants in our natural gas midstream business; environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us or our lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); and other risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per unit data)

	Three Months Ended March 31,
	2009	2008
Revenues
Natural gas midstream	$117,379	$125,048
Coal royalties	30,630	23,962
Coal services	1,888	1,862
Other	6,862	5,942

Total revenues	156,759	156,814

Expenses
Cost of midstream gas purchased	100,620	99,697
Coal royalties expense	1,224	2,512
Other operating	7,666	4,281
Taxes other than income	1,223	1,072
General and administrative	7,596	6,518
Depreciation, depletion and amortization	16,503	11,500

Total expenses	134,832	125,580

Operating income	21,927	31,234

Other income (expense)
Interest expense	(5,616)	(4,932)
Other	318	462
Derivatives	(7,161)	7,776

Net income	$9,468	$34,540

Allocation of net income:
General partner’s interest in net income	$6,104	$4,627
Limited partners’ interest in net income	$3,364	$29,913

Net income per limited partner unit, basic and diluted	$0.06	$0.64

Weighted average number of units outstanding, basic	51,799	46,106
Weighted average number of units outstanding, diluted	52,107	46,106

Other data:
Distributions to limited partners (per unit) - (a)	$0.47	$0.45
Distributions paid	$30,877	$24,718
Distributable cash flow (non-GAAP) - (b)	$31,581	$26,384

Coal and natural resource management segment:
Coal royalty tons	8,748	7,640
Average coal royalties ($ per ton)	$3.50	$3.14
Average net coal royalties ($ per ton) - (c)	$3.36	$2.81

Natural gas midstream segment:
System throughput volumes (MMcf)	32,280	17,287
Gross margin	$16,759	$25,351

(a) - These quarterly distributions are for the periods shown and are payable within 45 days after the end of each quarter to unitholders of record and to our general partner.

(b) - See subsequent page for the calculation and description of distributable cash flow.

(c) - The average net coal royalties per ton deducts coal royalties expense, which is incurred primarily in Central Appalachia.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	March 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$12,681	$9,484
Accounts receivable	57,236	73,267
Derivative assets	21,692	30,431
Other current assets	4,451	4,263

Total current assets	96,060	117,445
Net property, plant and equipment	896,219	895,119
Other long-term assets	214,440	206,255

Total assets	$1,206,719	$1,218,819

Liabilities and partners’ capital
Accounts payable and accrued liabilities	$53,800	$71,186
Deferred income	3,762	4,842
Derivative liabilities	15,719	13,585

Total current liabilities	73,281	89,613
Derivative liabilities	6,176	6,915
Other long-term liabilities	22,571	23,509
Long-term debt	595,100	568,100
Partners’ capital	509,591	530,682

Total liabilities and partners’ capital	$1,206,719	$1,218,819

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities
Net income	$9,468	$34,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,503	11,500
Derivative contracts:
Total derivative losses (gains)	7,615	(6,668)
Cash received (paid) to settle derivatives	2,836	(9,522)
Noncash interest expense	491	164
Equity earnings, net of distributions received	(1,559)	(360)
Other	(295)	(309)
Changes in operating assets and liabilities	(686)	(499)

Net cash provided by operating activities	34,373	28,846

Cash flows from investing activities
Acquisitions	(1,256)	(20)
Additions to property, plant and equipment	(17,050)	(17,650)
Other	265	341

Net cash used in investing activities	(18,041)	(17,329)

Cash flows from financing activities
Distributions to partners	(30,877)	(24,718)
Proceeds from borrowings, net	27,000	2,000
Payment of debt issuance costs	(9,258)	—

Net cash used in financing activities	(13,135)	(22,718)

Net increase (decrease) in cash and cash equivalents	3,197	(11,201)
Cash and cash equivalents - beginning of period	9,484	19,530

Cash and cash equivalents - end of period	$12,681	$8,329

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands, except per unit data)

	Three Months Ended March 31,
	2009	2008
Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$9,468	$34,540
Depreciation, depletion and amortization	16,503	11,500
Commodity derivative contracts:
Derivative losses included in operating income	—	1,108
Derivative losses (gains) included in other income	7,615	(7,776)
Cash received (paid) to settle derivatives	2,836	(9,522)
Equity earnings from joint ventures	(1,559)	(360)
Maintenance capital expenditures	(3,282)	(3,106)

Distributable cash flow (a)	$31,581	$26,384

Distribution to partners:

Limited partner units	$24,345	$20,287
General partner interest	497	414
Incentive distribution rights (b)	6,035	4,017

Total cash distribution paid during period	$30,877	$24,718

Total cash distribution paid per unit during period	$0.47	$0.44

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$9,468	$34,540
Adjustments for derivatives:
Derivative losses included in operating income	—	1,108
Derivative losses (gains) included in other income	7,615	(7,776)
Cash payments to settle derivatives for the period	2,836	(9,522)

Net income as adjusted (c)	$19,919	$18,350

Allocation of net income, as adjusted:
General partner’s interest in net income, as adjusted	$6,313	$4,304
Limited partners’ interest in net income, as adjusted	$13,606	$14,046

Net income as adjusted, per limited partner unit, basic	$0.26	$0.30

Net income as adjusted, per limited partner unit, diluted	$0.26	$0.30

(a) - Distributable cash flow represents net income plus depreciation, depletion and amortization expense, plus derivative losses (gains) included in operating income and other income, plus (less) cash received (paid) for derivative settlements, less equity earnings in joint ventures, less maintenance capital expenditures. Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.

(b) - In accordance with our partnership agreement, incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.

(c) -Net income as adjusted represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. Management uses this information for comparative purposes within the industry. Net income as adjusted is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three Months Ended March 31, 2009

Revenues
Natural gas midstream	$—	$117,379	$117,379
Coal royalties	30,630	—	30,630
Coal services	1,888	—	1,888
Timber	1,317	—	1,317
Oil and gas royalties	703	—	703
Other	3,714	1,128	4,842

Total revenues	38,252	118,507	156,759

Expenses
Cost of midstream gas purchased	—	100,620	100,620
Coal royalties expense	1,224	—	1,224
Other operating	883	6,783	7,666
Taxes other than income	425	798	1,223
General and administrative	3,352	4,244	7,596
Depreciation, depletion and amortization	7,394	9,109	16,503

Total expenses	13,278	121,554	134,832

Operating income (loss)	$24,974	$(3,047)	$21,927

Additions to property and equipment and acquisitions	$1,300	$17,006	$18,306

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three Months Ended March 31, 2008

Revenues
Natural gas midstream	$—	$125,048	$125,048
Coal royalties	23,962	—	23,962
Coal services	1,862	—	1,862
Timber	1,584	—	1,584
Oil and gas royalties	1,234	—	1,234
Other	1,652	1,472	3,124

Total revenues	30,294	126,520	156,814

Expenses
Cost of midstream gas purchased	—	99,697	99,697
Coal royalties expense	2,512	—	2,512
Other operating	231	4,050	4,281
Taxes other than income	371	701	1,072
General and administrative	3,185	3,333	6,518
Depreciation, depletion and amortization	6,413	5,087	11,500

Total expenses	12,712	112,868	125,580

Operating income	$17,582	$13,652	$31,234

Additions to property and equipment and acquisitions	$48	$17,622	$17,670

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE - unaudited

(dollars and tons in millions)

We are providing the following guidance regarding financial and operational expectations for full-year 2009.

	Actual First Quarter 2009	Full-Year 2009 Guidance
Coal and Natural Resource Management Segment:
Coal royalty tons	8.7	33.0	—	34.0

Revenues:
Average coal royalties per ton	$3.50	3.35	—	3.45
Other	$7.6	22.5	—	24.0

Expenses:
Cash operating expenses	$5.9	21.5	—	23.0
Depreciation, depletion and amortization	$7.4	31.5	—	32.5

Capital expenditures:
Expansion and acquisitions	$1.3	4.0	—	5.0
Other capital expenditures	$—	1.0	—	2.0
Total segment capital expenditures	$1.3	5.0	—	7.0

Natural Gas Midstream Segment:
System throughput volumes (MMcf per day)	359	350	—	360

Expenses:
Cash operating expenses	$11.8	51.0	—	53.0
Depreciation, depletion and amortization	$9.1	38.0	—	39.0

Capital expenditures:
Expansion and acquisitions	$11.2	46.0	—	48.0
Maintenance capital expenditures and other	$3.3	12.0	—	14.0
Total segment capital expenditures	$14.5	58.0	—	62.0

Other:
Interest expense:
End of period total debt outstanding	$595.1
Average interest rates	2.9%

These estimates are meant to provide guidance only and are subject to revision as our operating environment changes.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY – unaudited

As of March 31, 2009

	Average Volume Per Day	Weighted Average Price Collars
		Additional Put Option (A)	Put (B)	Call (C)
	(in barrels)		(per barrel)
Crude oil three-way collar - (1)
Second quarter 2009 through fourth quarter 2009	1,000	$70.00	$90.00	$119.25

	(in MMBtu)		(per MMBtu)
Frac spread collar - (2)
Second quarter 2009 through fourth quarter 2009	6,000		$9.09	$13.94

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income for the remainder of 2009 would decrease or increase by approximately $3.7 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, natural gas midstream gross margin and operating income for the remainder of 2009 would increase or decrease by approximately $3.8 million. This assumes that other variables (e.g., crude oil prices, natural gas prices and inlet volumes) remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(1) - A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes the maximum price that we will receive for the contracted commodity volumes. The purchased put establishes the minimum price that we will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

(2) - Our frac spread is the spread between the purchase price for the natural gas we purchase from producers and the sale price for the NGLs that we sell after processing. We hedge against the variability in the frac spread by entering into swap derivative contracts to sell NGLs forward at a predetermined swap price and to purchase an equivalent volume of natural gas forward on an MMBtu basis.

(A) Sold put

(B) Purchased put / floor

(C) Sold call / ceiling